Exhibit 99.1

GAP INC. REPORTS JANUARY SALES

Company Delivers Sales and Margin Growth; Guides Q4 EPS Above Analyst Consensus

SAN FRANCISCO - February 4, 2010 - Gap Inc. (NYSE: GPS) today reported net sales increased five percent to $798 million for the four-week period ended January 30, 2010 compared with net sales of $757 million for the four-week period ended January 31, 2009. The company's comparable store sales for January 2010 were up five percent compared with a 23 percent decrease in January 2009.

Comparable store sales for January 2010 were as follows:

  Gap North America: positive 2 percent versus negative 18 percent last year
  Banana Republic North America: positive 4 percent versus negative 22 percent last year
  Old Navy North America: positive 10 percent versus negative 34 percent last year
  International: positive 3 percent versus flat last year

"We're pleased that we grew comparable sales at all of our brands in January while delivering merchandise margins significantly above last year," said Sabrina Simmons, chief financial officer of Gap Inc. "This is evidence that our strategy to improve our top line is gaining traction."

Fourth Quarter Guidance and Sales Results

The company expects diluted earnings per share for the fourth quarter of fiscal year 2009 to be $0.49 to $0.51, which is an increase of about 50 percent compared with $0.34 for the fourth quarter last year. This exceeds the current First Call estimate of $0.44.

Expected fourth quarter earnings per share includes about a $0.01 benefit from the Visa / Mastercard settlement the company received in December 2009.

For the thirteen weeks ended January 30, 2010, total company net sales were $4.24 billion, which is an increase of 4 percent as compared with net sales of $4.08 billion for the thirteen weeks ended January 31, 2009. The company's fourth quarter comparable store sales increased 2 percent compared with a decrease of 14 percent in the fourth quarter of the prior year.

Comparable store sales for the fourth quarter of fiscal year 2009 were as follows:

  Gap North America: negative 1 percent versus negative 13 percent last year
  Banana Republic North America: negative 2 percent versus negative 15 percent last year
  Old Navy North America: positive 7 percent versus negative 17 percent last year
  International: negative 2 percent versus negative 4 percent last year

Fiscal Year 2009 Sales Results

Net sales were $14.20 billion for the 52 weeks ended January 30, 2010, compared with $14.53 billion for the 52 weeks ended January 31, 2009. The company's fiscal year 2009 comparable store sales decreased 3 percent compared with a decrease of 12 percent for the prior year.

Gap Inc. will release its fourth quarter earnings via press release on February 25, 2010, at 1:00 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.'s fourth quarter results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 1-800-374-0168 and international callers may dial 706-634-0994. The webcast can be accessed at www.gapinc.com.

For more detailed information regarding the company's January 2010 sales, please call 1-800-GAP-NEWS (1-800-427-6397) to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

February Sales

The company will report February sales on March 4, 2010.

Forward-Looking Statements

This press release and related recording contain unaudited financial information and forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding earnings per share for the fourth quarter of fiscal year 2009.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: (i) the risk that adjustments to the company's unaudited financial information may be identified through the course of the company's independent registered public accounting firm completing its integrated audit of the company's financial statements and financial controls; and (ii) the risk that additional information may arise during the company's close process or as a result of subsequent events that would require the company to make adjustments to the financial information. Additional information regarding factors that could cause results to differ can be found in the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2009. Readers should also consult the company's quarterly report on Form 10-Q for the fiscal quarter ended October 31, 2009.

These forward-looking statements are based on information as of February 4, 2010. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Piperlime and Athleta brand names. Fiscal 2009 sales were $14.2 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Europe, Latin America and the Middle East. For more information, please visit www.gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

Media Relations:

Kris Marubio

(415) 427-1798

press@gap.com